Exhibit 10.30

Director Deferred

Compensation

Calendar Year 2009

Deferred

Compensation

Program

Director Deferred Compensation Program

Broadridge Financial Solutions, Inc. (“Broadridge” or the “Corporation”) has adopted the Director Deferred Compensation Program (the “Program”) to provide a tax-deferred savings opportunity to eligible Directors. The Program allows eligible Directors the opportunity to defer 100% of the cash portion of their annual Board payments on a before-tax basis.

This brochure describes the deferral opportunity for amounts earned in calendar year 2009 (the “Program Year”). Before enrolling, we encourage you to review this material to familiarize yourself with the Program. For more detailed information, please contact ADP Retirement Services at (866) 266-4881.

Who is Eligible?

Directors who serve on Broadridge’s Board of Directors (the “Board”) who are not employees of Broadridge (“Non-Employee Directors”) are eligible to participate in the Program. Non-Employee Directors who join the Board during the Plan Year, or who were previously eligible, can enroll in the Program upon joining the Board.

New Non-Employee Directors have 30 days after the date they join the Board to enroll for the current Program Year.

How the Program Works

Prior to December 31, you can elect to defer the receipt and taxation of 100% of your “Cash Payments” your annual retainer, Board meeting fees, Committee annual retainers, and Committee meeting fees) earned with respect to the year following the year of your election into the Program.

If you first become eligible to participate in the Program during the Program Year, you may elect to participate in the Program with respect to Cash Payments that would otherwise be payable during such Program Year for services to be performed subsequent to the election, no later than 30 days following the date you first become a participant in the Program.

Elections are considered “evergreen”, meaning that they are in effect until the participant declares in writing that he/she wants to change his/her elections. Any change in your election must be made by December 31 of the year preceding the year in which you earn the Cash Payments.

Deferrals will be made quarterly and credited to a phantom account (established in your name). The return on your account is updated monthly and is based on the performance of Broadridge stock over the time of deferral. The value of your account will fluctuate based on the Corporation’s market value and dividend yield.

Significant Considerations

The Program, unlike a 401(k) plan, is not a “qualified” retirement plan. The differences include;

•

The Corporation is fully committed to paying your deferred amounts plus accumulated earnings. However, due to the non-qualified nature of the Program, your benefits are not guaranteed and you are considered an unsecured creditor of the Corporation.

•	Upon Departure (as defined below) from the Board, your distributions begin according to the distribution alternative you have selected. You cannot further defer the receipt of distributions.

•	Distributions are not eligible for rollover into an IRA or other qualified savings or retirement plan.

How you benefit by participating (Example)

	INSIDE PROGRAM	OUTSIDE PROGRAM
GROSS CASH PAYMENTS	$50,000	$50,000
VOLUNTARY DEFERRAL IN PROGRAM	$50,000	$0
ESTIMATED CURRENT TAX (at 40%)	$0	$20,000
INVESTMENT OUTSIDE PROGRAM	$0	$30,000
INVESTMENT VALUE AFTER 10 YEARS	$129,687	$77,612
ESTIMATED FUTURE TAX (at 40%)	$51,875	$19,125
MONEY IN YOUR POCKET	$77,812	$58,687

Rates of return are estimated for illustrative purposes only, and assume 10% annual return (share price gain + dividends) on Broadridge stock. The program valuation assumes that the participant has selected to receive distributions upon Departure (as defined below) from the Board.

Director Deferred Compensation Program

Investment Selection

All contributions are “invested” in Broadridge deferred stock units (“DSUs”), where one DSU has the equivalent value of one share of Broadridge common stock. The DSUs are not actual Broadridge shares, and do not carry voting or dividend rights.

However, each DSU will be entitled to receive a dividend equivalent, equal to the cash dividend paid per share on Broadridge stock. These dividend equivalents will be credited to individual deferral accounts in cash at the time of dividend payment for Broadridge shares and will be paid to you in cash upon your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder (“Section 409A”)). The cash account will also be deferred, and will earn interest at a fixed rate that will be set each year by the Compensation Committee.

Changing your Deferral Election

Once made, the decision to participate or not participate in the program is irrevocable for one year. You can change your election in December of each year, provided that: (i) the election does not take effect for at least 12 months after the change is made, (ii) the change is made at least 12 months prior to the payment date and (iii) the deferral is for at least five years (except with respect to distributions due to death or Disability (as defined below)), all in accordance Section 409A, Any change requiring payments in connection with a “separation of service” (within the meaning of Section 409A) be made within 12 months of such separation from service shall be null and void.

Vesting

Voluntary participant contributions are fully vested from the date of deferral, and payable based upon the distribution election of the participant (see Timing of Payments, below).

Benefit Payments.

You must elect the timing of payment at the time when you enroll in the Program.

All distributions must be triggered by either a set future date or a “separation from service” within the meaning of Section 409A.

Timing of payments:

•

Departure from the Board of Directors: “Departure” means a voluntary or involuntary departure from the Board that satisfies the requirements for a “separation from service” within the meaning of Section 409A (other than due to death or Disability, as defined below). Upon your Departure, distributions of your outstanding account balance will be paid in a lump sum or installments as described below in accordance with you election.

•	Death: In the event of your death, your designated beneficiary will receive your outstanding account balance in a lump sum within ninety days of your death.

•

Permanent Disability: In the event you become disabled, as defined in Section 409A(2)(C) of the Code (“Disability”) (including satisfaction of all applicable waiting periods to receive benefits), your outstanding account balance will automatically be paid to you in a lump sum within ninety days following your date of Disability.

Forms of payment are as follows:

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Lump Sum: A lump sum cash payment will be made as soon as legally and administratively possible but in no event later than ninety days following the earliest of a participant’s Departure, death and Disability, subject to the section entitled Code Section 409A below, unless installments are timely elected.

•

Installments: If distribution via installments is selected for distributions following a Departure (other than due to death or Disability), annual cash installment payments (not to exceed five years in length) will be made to you in December of each tax year, subject to the section entitled Code Section 409A below. The amount of each installment will equal the balance of the account immediately prior to the installment divided by the number of unpaid installments.

Program Balance Statements

Each quarter, you will receive a statement of your Program account. Your statement will show the amount of your deferrals and the investment experience recorded to your account for the period.

You will also have personalized access to a website, www.worldclassexec.com, where you can view your program balance.

Choosing a Beneficiary

We strongly suggest that you designate your beneficiary when you enroll in the Program. To change your beneficiary, please contact [ADP Retirement Services] at (866) 266-188I or visit www.WorldClassExec.com.

Tax Issues

Income tax at the time of deferral:

•

Cash Payments that are deferred are intended to be exempt from federal income tax at the time of the deferral. However, some states do not exempt deferred compensation programs from state income taxes. Notwithstanding anything to the contrary herein, the Corporation does not guarantee, and nothing in the Program is intended to provide a guarantee of, any particular tax treatment with respect to payments made in accordance with the Program. Please consult with an accountant or tax advisor.

Income tax at the time payments begin:

•

At the time of payment of a deferral award, you may be responsible for federal, state and/or local income tax on the full value of the payment (deferrals plus investment earnings). Please consult with an accountant or tax advisor.

Code Section 409A

The Program is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Any amounts deferred under the Program that are subject to Section 409A and you are or become a “specified employee” (within the meaning of such term under Section 409A and determined using any identification methodology and procedure selected by the Corporation from time to time, or, if none, the default methodology and procedure specified under Section 409A) then at the time of distribution, except in the event of death, will be delayed in accordance with the requirements of Section 409A until the day immediately following the six month anniversary of your “separation of service” within the meaning of Section 409A (and the guidance issued thereunder).

If under the Program, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

Whenever a payment under the Program specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Corporation.

Program Termination

Broadridge reserves the right to amend, terminate or freeze the Program at any time, by action of its Board (or a duly authorized committee thereof), provided that no such action shall adversely affect a participant’s rights under the Program with respect to Cash Payments that have been deferred before the date of such action. Upon termination of the Program, Broadridge may, in its sole discretion, pursuant to Section 1.409A-3(j)(4)(ix) of the Treasury Regulations (regarding plan termination and liquidations), elect to distribute a participant’s account in its entirety within the period of time prescribed by Section 1.409A-3(j)(4)(ix) of the Treasury Regulations or any other method permitted under Section 409A. Upon freezing of the Program, all Cash Payments deferred under the Program prior to freezing shall continue to be held under the Program and shall be distributed in accordance with the section entitled Benefit Payments.